UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 31, 2014

SPARTAN MOTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-13611 (Commission File No.)	38-2078923 (IRS Employer Identification No.)

1541 Reynolds Road, Charlotte, Michigan (Address of Principal Executive Offices)	48813 (Zip Code)

517-543-6400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Principal Operating Officer.

On July 31, 2014, the Board of Directors of Spartan Motors, Inc. (the “Company”) named Daryl M. Adams to serve as Chief Operating Officer of the Company, beginning with the first day of his employment. His employment is expected to begin August 11, 2014. Since 2007, Mr. Adams, age 52, has served as Chief Executive Officer of Midway Products Group, a privately held Tier One automotive supplier. Before joining Midway Products Group, he held a succession of management positions over a 17 year career with Lear Corporation, including senior leadership roles in Lear’s North American and European operations. Mr. Adams holds a Masters in Business Administration degree from Michigan State University and a Bachelor of Science degree in Industrial Management and Manufacturing from Lawrence Institute of Technology.

There are no arrangements or understandings between Mr. Adams and any other person pursuant to which he was selected as an officer of the Company. Mr. Adams is not related to any executive officer or director of the Company.

There have been no transactions since January 1, 2013, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Adams had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Section 404(a) of Securities and Exchange Commission Regulation S-K.

Mr. Adams will receive an initial annual base salary of $430,000, with an increase to $445,000 effective March 1, 2015. He is also eligible to participate in the Spartan Motors, Inc. Executive Leadership Team Incentive Compensation Framework (the “Plan”), the Company’s performance-based incentive compensation plan. A description of the Plan is available in the Company’s definitive proxy statement for its 2014 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 10, 2014. Under the Plan, Mr. Adams will be eligible for an annual cash bonus with a targeted payment of 60% of his base salary, along with an annual equity grant. For 2014 and 2015, Mr. Adams has been assured a minimum cash bonus of $125,000 and $100,000, respectively, to be paid in accordance with the Plan. In addition, the Company has agreed to grant Mr. Adams a minimum of 88,300 shares at the time of its annual equity incentive grants for 2014 (expected to be made in the first quarter of 2015) and shares with an equivalent value of $325,000 (as determined pursuant to the Plan) at the time of its annual equity incentive grants for 2015 (expected to be made in the first quarter of 2016). These shares are expected to be subject to a four year vesting schedule, vesting at the rate of 25% per year.

Mr. Adams will be eligible to participate in the Company’s Supplemental Executive Retirement Plan. Mr. Adams has also been guaranteed a weekly payment equal to his base salary and a continuation of his health insurance benefits for a period of twelve months should his employment be terminated without cause.

In addition to these benefits, Mr. Adams will be eligible to receive benefits offered to other executive officers of the Company and is entitled to reimbursement for his reasonable moving expenses.

A copy of the press release issued by the Company to announce the appointment is attached to this Current Report as Exhibit 99. This press release is being furnished to, as opposed to filed with, the Securities and Exchange Commission.

Item 9.01         Financial Statements and Exhibits

(d)     Exhibits

99.1	Press Release dated August 5, 2014 announcing the appointment of Daryl M. Adams as Chief Operating Officer of Spartan Motors, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN MOTORS, INC.

Dated: August 5, 2014	/s/ Lori L. Wade
	By:	Lori L. Wade
	Its:	Chief Financial Officer

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